Amended and Restated

Schedule B

to the

Administration and Fund Accounting Agreement

by and between

Wildermuth Endowment Fund

and

UMB Fund Services, Inc.

SERVICES

Subject to the oversight of, and utilizing information provided by the Fund, the Investment Adviser, and the Fund’s agents, the Administrator will provide the following services:

Fund Accounting

General:

1.	Provide office space, facilities, equipment, and personnel to carry out the Services.

Fund Accounting:

1.	Cash Processing:

a.	Provide the Investment Adviser, sub-adviser(s), and/or delegate with a daily report of cash and projected cash;

b.	Maintain cash and position reconciliations with custodian(s) and prime brokers.

2.	Investment Accounting and Securities Processing:

a.	Maintain daily portfolio records for the Fund, using security information provided by the Investment Adviser or sub-adviser(s);

b.	On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;

c.	On each day a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board;

d.	On each business day, record interest and dividend accruals, on a book basis, for the portfolio securities held in the Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;

e.	On each business day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of the Fund and maintain undistributed gain or loss balance as of each business day;

f.	Provide the Investment Adviser with standard daily/periodic portfolio reports for the Fund as mutually agreed upon.

3.	General Ledger Accounting and Reconciliation:

a.	On each business day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser. Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;

b.	Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of the Fund as reported by the Fund’s transfer agent. Reconcile activity to the transfer agency records;

c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;

d.	Maintain and keep current all books and records of the Fund as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Fund Accountant’s duties hereunder.

4.	Compute net asset value in accordance with Fund procedures:

a.	Calculate the net asset value per share and other per share amounts on the basis of shares outstanding reported by the Fund’s transfer agent.

b.	Issue daily reports detailing per share information of the Fund to such persons (including the Fund’s transfer agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser.

Tax Administration

General Statement:

Provide office space, facilities, equipment, and personnel to carry out the Services.

Tax Administration

1.	On a quarterly basis, monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

2.	Prepare tax work schedules for both excise tax and tax provision purposes, calculating dividend and capital gain distributions subject to review and approval by the Fund’s officers and its independent accountants;

3.	Assist the Fund’s independent accountants in the preparation, for execution by the Fund’s officers, and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian or transfer agent, subject to review, approval and signature by the Fund’s officers and the Fund’s independent accountants;

4.	Prepare for review by the Fund’s independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures;

5.	Include the appropriate tax adjustment for wash sales identified by third-party services for inclusion in tax returns, financial information and distributions;

6.	Review complex corporate actions prepared by the Fund’s fund accountant for unique tax issues;

7.	Throughout the year maintain worksheets for calculations of tax equalization;

8.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and provided by the Investment Adviser, in tax work schedules;

9.	Prepare and maintain shareholder records necessary to determine the Personal Holding Company status of the Fund and determine whether there have been any changes in the ownership of the Fund that may result in the limitation of any realized or unrealized losses under IRC Sections 381 to 384;

10.	Prepare and analyze foreign tax pass-through calculations to determine their use at either the Fund or the shareholder level;

11.	Prepare responses to independent accountant’s annual tax checklist and annual reportable transaction tax checklist for the Investment Adviser’s review;

12.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting;

13.	Prepare Forms 1099-MISC, Miscellaneous Income for Board members and other required Fund vendors;

14.	Assist the Fund in monitoring and maintaining documentation associated with Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes.

Fund Administration

1.	General Fund Management:

a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this Agreement;

b.	Act as liaison among all Fund service providers.

2.	Board activities:

Coordinate Board activities by:

a.	Assist in establishing meeting agendas with the Investment Adviser, legal counsel and/or Board as requested by the Fund;

b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation of electronic board books for quarterly Board meetings;

c.	Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Fund;

d.	Attend Board meetings, either in-person or telephonically, and prepare a first draft of the meeting minutes, as requested by the Board.

3.	Financial Reporting and Audits:

a.	Prepare quarterly, semi-annual and annual schedules and financial statements, including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.	Draft footnotes to financial statements for approval by the Fund’s officers and independent accountants;

c.	Provide facilities, information and personnel as necessary to accommodate annual audits by the Fund’s independent accountants or examinations by the Commission or other regulatory authorities.

4.	Compliance:

a.	On a monthly basis, assist the Investment Adviser in monitoring compliance with (i) investment restrictions described in the Fund’s registration statement, (ii) Commission diversification requirements, as applicable, (iii) the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, specifically asset diversification requirements, qualifying income requirements, and distribution requirements.

i.	Note: These functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment.

5.	Expenses:

a.	Prepare annual Fund level and class level budgets and update on a periodic basis;

b.	Coordinate the payment of expenses;

c.	Establish accruals and provide to the Fund’s fund accountant;

d.	Provide expense summary reporting as reasonably requested by the Fund.

6.	Filings:

a.	Assist in the preparation of Form N-2 filings and required updates, including:

i.	Preparation of expense table;

ii.	Provide performance information;

iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and

iv.	Provide Investment Adviser and trustee fee data.

b.	Subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review; upon the advice and direction of Fund counsel, file Form N-PX with the SEC as required;

c.	Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Fund;

d.	Subject to having receive all relevant information regarding holdings, risk metrics, and liquidity buckets, compile data and prepare, maintain and file timely N-PORT reports with the SEC;

Each Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

i.	To comply with all laws, rules and regulations applicable to accessing and using Data;

ii.	To not extract the Data from the view-only portal;

iii.	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);

iv.	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

v.	To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

e.	Compile data, prepare timely notices and file with the Commission pursuant to Rule 24f-2 and Form N-SAR;

f.	Prepare and file with the Commission Form N-Q until the Fund is required to begin filing reports on Form N-PORT;

g.	File Rule 17g-1 fidelity bond with the Commission when received from the Fund or broker.

7.	Other:
a.	Calculate dividend and capital gain distributions, subject to review and approval by the Fund’s officers and independent accountants;

b.	Calculate standard performance, as defined by Rule 482 of the 1933 Act, as requested by the Fund;

c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;

d.	Prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amount of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund’s notice permit to increase the offering amount as necessary;

e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Adviser;

f.	Maintain a regulatory compliance calendar listing various Board approval and Commission filing dates.

The Administrator’s provision of these services shall not relieve the Fund and the Fund’s Investment Adviser of their primary day-to-day responsibility for assuring such compliance. The Administrator’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments.

Additional services available but not included in the above are (Additional charges to be agreed to by the parties):

1.	Provide daily compliance testing and reporting;

2.	Provide electronic board book portal;

3.	Prepare FIN 48 documentation for review and approval by the Fund’s officers;

4.	Provide multi-manager reporting;

5.	Assist the Fund in preparing and filing reports that need to be filed in XBRL format;

6.	Regulatory Administration:

a.	Provide services as mutually agreed upon, in addition to those listed in 6(a) above, to update annual amendments to the Fund’s registration;

b.	Coordinate filing of Form 485a/485b and XBRL as agreed to with the Fund;

c.	Assist in completing fidelity bond and D&O/E&O insurance applications;

7.	Other special projects as mutually agreed to by the parties.

In witness whereof, effective as of March 31, 2020, the undersigned have executed this Amended and Restated Schedule B to the Administration and Fund Accounting Agreement between Wildermuth Endowment Strategy Fund and UMB Fund Services, Inc., dated January 13, 2016.

UMB FUND SERVICES, INC.		WILDERMUTH ENDOWMENT FUND

By:	/s/ Maureen Quill	By:	/s/ Candice Lightfoot

Title:	EVP Registered Funds	Title:	Vice President